CONSENT OF ERNST & YOUNG LLP,
                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Managed Futures Strategy Fund Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Managed Futures Strategy Fund Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 89 to File No. 033-59692; Amendment No. 89 to
File No. 811-07584) of the Rydex Series Funds of our report dated February 26, 2009 on the financial statements and financial highlights of the Managed Futures Strategy Fund included in the 2008 Annual Report to shareholders.

/s/ ERNST & YOUNG LLP

McLean, Virginia
April 28, 2009